ATSG Elects Jeffrey Dominick to Board of Directors

WILMINGTON, Ohio – September 27, 2022 – Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced that its Board of Directors has elected Jeffrey A. Dominick to the Board, effective September 26, 2022.

Dominick, 57, is a Managing Partner of Westport, Connecticut-based AirWheel Investments L.P., a private equity fund founded in 2015 that invests in the commercial aviation sector. He holds a Bachelor of Arts degree in Economics from St. Lawrence University.

He previously served on the Board from 2008 to 2012 and was a member of the Audit and the Nominating & Governance committees. He stepped down from the Board when he accepted a position as a Managing Director at Blackrock Inc., a stockholder of ATSG. Dominick left Blackrock in 2015.

Joe Hete, board chairman of ATSG, said Dominick’s return will restore his significant expertise in aircraft acquisition and freighter conversions to the Board.

“We are pleased to welcome Jeff back to the Board,” Hete said. “His investment acumen and industry knowledge contributed significantly to ATSG’s success during an important period of its history. I expect him to be an equally valuable resource as ATSG continues along its strong growth trajectory.”

Dominick’s election restores the size of the Board to ten Directors. The Board has had nine Directors since the retirement of Rich Baudouin in April 2022. Dominick is expected to be nominated for election to a full one-year term on the Board at the next annual meeting of ATSG shareholders in May 2023.

About Air Transport Services Group
ATSG is a leading provider of aircraft leasing and cargo and passenger air transportation and related services to domestic and foreign air carriers and other companies that outsource their cargo and passenger airlift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.

Contact:
Joe Payne, ATSG Inc. Chief Legal Officer
937-366-2686